Exhibit 99.1

NEWS

RELEASE

FOR IMMEDIATE RELEASE
CONTACT:	Anna E. Torma
(512) 433-5312

FORESTAR GROUP INC. REPORTS

FIRST QUARTER 2013 RESULTS

Accelerating Value Realization through Higher Residential Lot Sales, Increased Oil Production and Capitalizing on Multifamily Opportunities

AUSTIN, TEXAS, May 8, 2013—Forestar Group Inc. (NYSE: FOR) today reported first quarter 2013 net income of approximately $4.0 million, or $0.11 per diluted share, compared with first quarter 2012 net income of approximately $2.8 million, or $0.08 per diluted share outstanding.

“During first quarter, increased residential lot sales activity continued to reflect positive momentum and signs of a sustainable housing recovery.  Residential real estate markets in Texas continue to benefit from low finished lot inventories combined with a significant increase in housing starts.  Multifamily market conditions also remain strong in our target markets, and during the quarter, we sold Promesa, a wholly-owned multifamily community we developed in Austin, for $41 million, generating earnings of $10.9 million.  In addition, oil and gas revenues continued to gain momentum, with increased oil production in the Bakken and Three Forks formations in North Dakota and the Lansing-Kansas City formation in Kansas and Nebraska, principally due to our acquisition of Credo Petroleum.  We are focused on executing and delivering our Triple in FOR strategic initiatives to accelerate value realization, optimize transparency and disclosure and grow net asset value through strategic and disciplined investments,” said Jim DeCosmo, president and chief executive officer of Forestar Group.

First Quarter 2013 Significant Highlights

•             Sold Promesa, a wholly-owned multifamily community we developed in Austin for $41 million, generating earnings of $10.9 million

•             Sold 446 developed residential lots, a 56% increase compared with first quarter 2012

•             Oil production up over 113% compared with first quarter 2012, principally due to the acquisition of Credo Petroleum

Segment Reporting Change

Forestar has realigned its reportable segments to better reflect the underlying market fundamentals and operating strategy of its core businesses.  With this change, we have aggregated our fiber and water resources operating results in other natural resources. The company manages its operations through three business segments:  real estate, oil and gas and other natural resources.

REAL ESTATE

First Quarter 2013 Significant Highlights

•             Sold Promesa, a wholly-owned multifamily community we developed in Austin for $41.0 million, generating earnings of $10.9 million

•             Sold 446 developed residential lots, a 56% increase compared with first quarter 2012 — Almost 1,800 lots under option contracts

•             Sold 919 acres of undeveloped land for over $2,900 per acre

•             Sold 3 commercial acres for over $382,000 per acre

Segment Financial Results:

($ in millions)	1Q 2013	1Q 2012	4Q 2012
Segment Revenues	$78.7	$17.9	$48.4
Segment Earnings	$19.4	$11.6	$21.7

First quarter 2013 real estate segment earnings were higher compared with first quarter 2012 principally due to higher residential lot sales.  Real estate segment earnings declined in first quarter 2013 compared with fourth quarter 2012 primarily due to lower undeveloped land sales.

OIL AND GAS

First Quarter 2013 Significant Highlights

•             Oil production up over 113% compared with first quarter 2012, principally due to the acquisition of Credo Petroleum

•             22 new productive oil and gas wells drilled; 965 producing wells at quarter-end, up from 534 wells in first quarter 2012, principally due to acquisition of Credo Petroleum

Segment Financial Results:

($ in millions)	1Q 2013	1Q 2012	4Q 2012
Segment Revenues	$15.5	$9.4	$17.2
Segment Earnings	$5.1	$7.1	$7.1

Oil and gas segment earnings decreased in first quarter 2013 compared with first quarter 2012 principally due to reduced oil volumes associated with our owned mineral interests, lower oil prices, decreased delay rental revenues and incremental personnel costs, which were partially offset by increased oil production attributable to the acquisition of Credo Petroleum.  Oil and gas segment earnings decreased in first quarter 2013 compared with fourth quarter 2012 primarily due to lower oil production, which was partially offset by higher oil prices.

OTHER NATURAL RESOURCES

First Quarter 2013 Significant Highlights

•             Sold over 191,000 tons of fiber for $15.65 per ton

•             Recreational leasing remains strong

Segment Financial Results:

($ in millions)	1Q 2013	1Q 2012	4Q 2012
Segment Revenues	$3.3	$0.7	$3.0
Segment Earnings (Loss)	$1.3	$(0.9)	$0.8

First quarter 2013 other natural resources segment earnings were higher compared with first quarter 2012 principally due to over 162,000 tons of additional fiber sales and a 35% increase in average pricing per ton.  Other natural resources segment earnings increased in first quarter 2013 compared with fourth quarter 2012 primarily due to higher fiber sales.

OUTLOOK

“Housing markets continue to show solid signs of a sustainable recovery, with growing demand for residential lots and increased interest in residential and commercial tracts.  Our backlog remains strong and we are well positioned to accelerate real estate sales during this housing recovery.  Our multifamily team successfully developed, leased, and monetized our Promesa community in only 24 months, generating well above cost of capital returns for our business, reflections of the project quality, experience of our team and favorable multifamily market conditions. We continue to build a solid pipeline of multifamily development opportunities, with construction at our multifamily ventures in Austin and Denver on target to begin delivering units in 2013, and our sites in Dallas, Nashville and Charlotte should be under construction by year-end.  We will continue to evaluate and acquire additional multifamily sites to further increase our pipeline of quality multifamily development opportunities.

“We continue to generate positive momentum through our oil and gas initiatives to increase exploration activity, production and reserves.  During first quarter, we experienced a significant increase in North Dakota drilling activity, with approximately twelve Bakken or Three Forks wells (5% average working interest) reaching total depth during the quarter.  We anticipate drilling activity in the Bakken to accelerate in the second half of 2013.  In addition, exploration and drilling activity in Kansas and Nebraska also ramped up during first quarter, with 19 wells (59% average working interest) reaching total depth, ten of which have been economic.  Our exploration initiatives in Kansas and Nebraska are yielding favorable success rates and strong risk-adjusted returns, and we continue to lease additional acreage in this basin.  During first quarter 2013, Forestar acquired leasehold interests in over 28,000 net mineral acres in new and existing prospects in Nebraska and Kansas.

“We continue to increase our momentum toward delivering our Triple in FOR strategic initiatives, focused on accelerating value realization, increasing transparency and disclosure, growing our net asset value through strategic and disciplined investments.  We are off to a great start and we are well positioned for 2013,” concluded Mr. DeCosmo.

The Company will host a conference call on May 8, 2013 at 10:00 am ET to discuss results of first quarter 2013.  The meeting may be accessed through webcast or by conference call.  The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com.  To access the conference call, listeners calling from North America should dial 1-877-280-4958 at least 15 minutes prior to the start of the meeting.  Those wishing to access the call from outside North America should dial 1-857-244-7315.  The password is Forestar.  Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America.  The password for the replay is 95046996.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At the end of first quarter 2013, the real estate segment owns directly or through ventures almost 135,000 acres of real estate located in ten states and fourteen markets in the U.S.  The real estate segment has 14 real estate projects representing approximately 25,980 acres currently in the entitlement process, and 72 entitled, developed and under development projects in eight states and twelve markets encompassing almost 14,400 acres, comprised of almost 23,600 planned residential lots and almost 2,400 commercial acres. The oil and gas segment includes approximately 792,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Alabama, and Georgia and almost 202,000 net acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas.  These leasehold interests include almost 6,000 net mineral acres in the core of the prolific Bakken and Three Forks formations.  The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 20,000 acres of groundwater leases in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning.  These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including our ability to achieve synergies and value creation contemplated by the merger with Credo, and our ability to promptly and effectively integrate Credo’s businesses.  Other factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control.  Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.

(UNAUDITED)

Business Segments

	First Quarter
	2013	2012
	(In thousands, except per share)
Revenues
Real estate	$78,689	$17,922
Oil and gas	15,504	9,426
Other natural resources	3,278	744
Total revenues	$97,471	$28,092

Segment earnings
Real estate	$19,446	$11,577
Oil and gas	5,127	7,128
Other natural resources	1,252	(863)
Total segment earnings	25,825	17,842
Items not allocated to segments:
General and administrative expense	(4,958)	(4,362)
Share-based compensation expense	(10,415)	(5,231)
Interest expense	(4,539)	(3,891)
Other corporate non-operating income	31	64
Income before taxes	5,944	4,422
Income tax expense	(1,993)	(1,620)
Net income attributable to Forestar Group Inc.	$3,951	$2,802

Net income per common share:
Basic	$0.11	$0.08
Diluted	$0.11	$0.08

Weighted average common shares outstanding:
Basic	35.3	34.9
Diluted	35.7	35.2

	First Quarter
Supplemental Financial Information:	2013	2012
	(In thousands)

Cash and cash equivalents	$86,653	$6,801

Borrowings under credit facility	$200,000	$136,000
Convertible senior notes, net of discount (a)	97,593	—
Other debt (b)	31,027	91,865
Total debt	$328,620	$227,865

(a)         Represents $125 million convertible senior notes issued February 2013, net of unamortized discount

(b)         Consists principally of consolidated venture non-recourse debt.

FORESTAR GROUP INC.

REAL ESTATE SEGMENT

PERFORMANCE METRICS

	First Quarter
REAL ESTATE	2013	2012
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	446	285
Revenue per Lot Sold	$51,900	$53,000
Commercial Acres Sold	3	—
Revenue per Commercial Acre Sold	$382,700	—
Undeveloped Acres Sold	919	455
Revenue per Acre Sold	$2,900	$2,400
Owned & Consolidated Ventures:
Residential Lots Sold	355	137
Revenue per Lot Sold	$52,500	$62,000
Commercial Acres Sold	3	—
Revenue per Commercial Acre Sold	$382,700	—
Undeveloped Acres Sold	919	320
Revenue per Acre Sold	$2,900	$2,300
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	91	148
Revenue per Lot Sold	$49,600	$44,600
Commercial Acres Sold	—	—
Revenue per Commercial Acre Sold	—	—
Undeveloped Acres Sold	—	135
Revenue per Acre Sold	—	$2,600

FIRST QUARTER 2013

REAL ESTATE PIPELINE

Real Estate	Undeveloped	In Entitlement Process	Entitled	Developed & Under Development	Total Acres*

Undeveloped Land
Owned	87,543
Ventures	6,901				94,444

Residential
Owned		23,272	9,005	821
Ventures			1,898	281	35,277

Commercial
Owned		2,708	1,201	591
Ventures			387	190	5,077

Total Acres	94,444	25,980	12,491	1,883	134,798

Estimated Residential Lots			20,500	3,063	23,563

* In addition, Forestar owns a 58% interest in a venture which controls approximately 16,000 acres of undeveloped land in Georgia with minimal investment. Excludes acres associated with fully developed commercial and income producing properties.

FORESTAR GROUP INC.

OIL AND GAS SEGMENT

PERFORMANCE METRICS

	First Quarter
	2013	2012
Leasing Activity from Owned Mineral Interests
Acres Leased	310	805
Average Bonus / Acre	$316	$357
Delay Rentals Received	$457,500	$1,114,900
Oil & Gas Production
Royalty Interests(1)
Gross Wells	543	534
Oil Production (Barrels)	48,200	67,700
Average Oil Price ($ / Barrel)	$85.93	$98.10
Natural Gas Production (MMcf)	377.2	427.9
Average Natural Gas Price ($ / Mcf)	$3.04	$3.20
BOE Production(2)	111,100	139,000
Average Price ($ / BOE)	$47.64	$57.61
Working Interests
Gross Wells	431	9
Oil Production (Barrels)	99,600	1,500
Average Oil Price ($ / Barrel)	$90.76	$73.68
Natural Gas Production (MMcf)	216.7	24.3
Average Natural Gas Price ($ / Mcf)	$3.67	$3.75
BOE Production(2)	135,800	5,500
Average Price ($ / BOE)	$72.47	$36.32
Total Oil & Gas Interests
Gross Wells(3)	965	534
Oil Production (Barrels)	147,900	69,200
Average Oil Price ($ / Barrel)	$89.19	$97.57
Natural Gas Production (MMcf)	593.9	452.2
Average Natural Gas Price ($ / Mcf)	$3.27	$3.23
BOE Production(2)	246,800	144,600
Average Price ($ / BOE)	$61.30	$56.80
Well Activity
Mineral Interests Owned (3)
Net Acres Held By Production	29,000	31,700
Gross Wells Drilled	—	4
Productive Gross Wells	543	534
Mineral Interests Leased
Net Acres Held By Production(4)	30,000	—
Gross Wells Drilled	22	—
Productive Gross Wells(4)	422	—
Total Well Activity
Net Acres Held By Production	59,000	31,700
Gross Wells Drilled	22	4
Productive Gross Wells	965	534

(1) Includes our share of venture activity in which we own a 50% interest. Our share of natural gas production is 70 MMcf in first quarter 2013 and 90 MMcf in first quarter 2012

(2) BOE — Barrels of oil equivalent (converting natural gas to oil at 6 Mcfe / Bbl)

(3) Includes wells operated by third-party lessees/operators. Represent wells in which we own a royalty or working interest in a producing well

(4) Excludes 8,000 net acres and 1,181 wells in which we have an overriding royalty interest

FIRST QUARTER 2013

OIL AND GAS SEGMENT

MINERAL INTERESTS

MINERAL INTERESTS OWNED (1)

Forestar’s oil and gas segment includes approximately 590,000 owned net mineral acres principally located in Texas, Louisiana, Georgia and Alabama.

State	Unleased	Leased	Held by Production	Total (2)
Texas	213,000	12,000	27,000	252,000
Louisiana	117,000	25,000	2,000	144,000
Georgia	152,000	—	—	152,000
Alabama	40,000	—	—	40,000
California	1,000	—	—	1,000
Indiana	1,000	—	—	1,000
Total	524,000	37,000	29,000	590,000

(1) Represents net acres and includes ventures

(2) Excludes 477 net mineral acres located in Colorado, which includes 319 leased acres and 158 acres held by production

MINERAL INTERESTS LEASED (1)

Forestar’s oil and gas segment includes approximately 202,000 net mineral acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas, predominantly as result of our September 28, 2012 acquisition of CREDO Petroleum.

State	Undeveloped	Held by Production	Total (2)
Nebraska	107,000	2,000	109,000
Kansas	40,000	3,000	43,000
Oklahoma	—	17,000	17,000
North Dakota	3,000	3,000	6,000
Texas	6,000	2,000	8,000
Other	16,000	3,000	19,000
Total	172,000	30,000	202,000

(1) Represents net acres

(2) Excludes approximately 8,000 net acres of overriding royalty interests

FORESTAR GROUP INC.

OTHER NATURAL RESOURCES SEGMENT

PERFORMANCE METRICS

	First Quarter
	2013	2012
Fiber Sales *
Pulpwood Tons Sold	120,600	24,400
Average Pulpwood Price / Ton	$11.70	$10.18
Sawtimber Tons Sold	70,900	4,400
Average Sawtimber Price / Ton	$22.36	$19.48

Total Tons Sold	191,500	28,800
Average Price / Ton	$15.65	$11.59

Recreational Activity
Average Acres Leased	122,700	130,900
Average Lease Rate / Acre	$9.15	$8.80

*The majority of our fiber sales were to International Paper at market prices.

FORESTAR GROUP INC.

PROJECTS IN ENTITLEMENT

A summary of projects in the entitlement process (a) at first quarter-end 2013 follows:

		Project
Project	County	Acres (b)

California
Hidden Creek Estates	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	30

Georgia
Ball Ground	Cherokee	500
Crossing	Coweta	230
Fincher Road	Cherokee	3,890
Fox Hall	Coweta	960
Garland Mountain	Cherokee/Bartow	350
Martin’s Bridge	Banks	970
Mill Creek	Coweta	770
Serenity	Carroll	440
Wolf Creek	Carroll/Douglas	12,230
Yellow Creek	Cherokee	1,060

Texas
Lake Houston	Harris/Liberty	3,700
San Jacinto	Montgomery	150
Total		25,980

(a)         A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed.  Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)         Project acres, which are the total for the project regardless of our ownership interest, are approximate.  The actual number of acres entitled may vary.

FORESTAR GROUP INC.

REAL ESTATE PROJECTS

A summary of our entitled,(a) developed & under development projects at first quarter-end 2013 follows:

				Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned(b)		Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (f)
California
San Joaquin River	Contra Costa/ Sacramento	100%		—	—	—	288
Colorado
Buffalo Highlands	Weld	100%		—	164	—	—
Johnstown Farms	Weld	100%		170	443	2	7
Pinery West	Douglas	100%		—	—	—	111
Stonebraker	Weld	100%		—	603	—	—
Tennessee
Azalea Park	Williamson	100%		—	173	—	—
Texas
Arrowhead Ranch	Hays	100%		—	259	—	6
Bar C Ranch	Tarrant	100%		292	907	—	—
Barrington Kingwood	Harris	100%		61	119	—	—
Cibolo Canyons	Bexar	100%		753	722	96	54
Harbor Lakes	Hood	100%		205	244	2	19
Hunter’s Crossing	Bastrop	100%		411	79	38	71
La Conterra	Williamson	100%		127	373	—	58
Lakes of Prosper	Collin	100%		5	280	—	—
Maxwell Creek	Collin	100%		820	179	10	—
Oak Creek Estates	Comal	100%		141	506	13	—
Stoney Creek	Dallas	90%		149	605	—	—
Summer Creek Ranch	Tarrant	100%		834	440	35	44
Summer Lakes	Fort Bend	100%		484	646	56	—
Summer Park (g)	Fort Bend	100%		—	210	28	62
The Colony	Bastrop	100%		441	708	22	31
The Preserve at Pecan Creek	Denton	100%		399	395	—	7
Village Park	Collin	100%		516	244	3	2
Westside at Buttercup Creek	Williamson	100%		1,428	68	66	—
Other projects (10)	Various	100%		2,085	171	218	36
Georgia
Seven Hills	Paulding	100%		666	420	26	113
Villages of Burt Creek	Dawson	100%		—	1,715	—	57
Towne West	Bartow	100%		—	2,674	—	121
Other projects (17)	Various	100%		72	3,021	—	705
Florida
Other projects (2)	Various	100%		301	87	—	—
Missouri and Utah
Other projects (2)	Various	100%		499	55	—	—
				10,859	16,510	615	1,792
Projects in entities we consolidate
Texas
City Park	Harris	75%		1,218	93	50	115
Lantana	Denton	55	%(e)	774	1,276	—	12
Timber Creek	Collin	88%		—	614	—	—
Willow Creek Farms II	Walter/Fort Bend	90%		40	191	—	—
Other projects (2)	Various	Various		7	202	—	129
Georgia
The Georgian	Paulding	75%		289	1,052	—	—
				2,328	3,428	50	256
Total owned and consolidated				13,187	19,938	665	2,048
Projects in ventures that we account for using the equity method
Texas
Entrada	Travis	50%		—	821	—	—
Fannin Farms West	Tarrant	50%		324	24	—	12
Harper’s Preserve	Montgomery	50%		244	1,481	—	72
Lantana	Denton	Various	(e)	1,163	62	16	42
Long Meadow Farms	Fort Bend	37%		1,025	774	119	180
Southern Trails	Brazoria	80%		603	380	—	—
Stonewall Estates	Bexar	50%		305	83	—	—
Other projects (1)	Nueces	50%		—	—	—	15
Total in ventures				3,664	3,625	135	321
Combined Total				16,851	23,563	800	2,369

(a)

A project is deemed entitled when all major discretionary governmental land-use approvals have been received. Some projects may require additional permits and/or non-governmental authorizations for development.

(b)

Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them. Accordingly, portions of these projects may appear as owned, consolidated and/or accounted for using the equity method.

(c)

Lots are for the total project, regardless of our ownership interest. Lots remaining represent vacant developed lots, lots under development and future planned lots and are subject to change based on business plan revisions.

(d)	Commercial acres are for the total project, regardless of our ownership interest and are net developable acres, which may be fewer than the gross acres available in the project.
(e)

The Lantana project consists of a series of 22 partnerships in which our voting interests range from 25% to 55%. We account for two of these partnerships using the equity method and we consolidate the remaining partnerships.

(f)	Excludes acres associated with commercial and income producing properties.
(g)	Formerly Waterford Park

A summary of our significant commercial and income producing properties at first quarter-end 2013 follows:

			Interest
Project	County	Market	Owned (a)	Type	Acres	Description
Radisson Hotel	Travis	Austin	100%	Hotel	2	413 guest rooms and suites
Eleven	Travis	Austin	25%	Multifamily	3	257 unit luxury apartment (b)
360°	Arapahoe	Denver	20%	Multifamily	4	304 unit luxury apartment (b)

(a)           Interest owned reflects our total equity interest in the project, whether owned directly or indirectly.

(b)           Construction in progress